Exhibit 1.1

STATEMENT TO AMEND AND RESTATE
ARTICLES OF INCORPORATION OF
ROBIN ENERGY LTD.
UNDER SECTION 93 OF THE
BUSINESS CORPORATIONS ACT

The undersigned, Georgios Aridas, Sole Director and President, Treasurer and Secretary of Robin Energy Ltd., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to section 93 of the Business Corporations Act, hereby certifies that:

1.	The name of the Corporation is: Robin Energy Ltd.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 24th day of September 2024.

3.	These Amended and Restated Articles of Incorporation amend and restate and integrate the Articles of Incorporation of the Corporation.

4.	The Articles of Incorporation are hereby replaced by the Amended and Restated Articles of Incorporation attached hereto.

5.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation as required by the Business Corporations Act.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this ___ day of March 2025.

Georgios Aridas
Sole Director and President, Treasurer and Secretary of Robin Energy Ltd.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ROBIN ENERGY LTD.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

Robin Energy Ltd., a Marshall Islands corporation (the “Company”), does hereby certify as follows:

ARTICLE I

NAME, DOMICILIATION, PURPOSE AND POWERS

Section 1.1 The name of the Company shall be:

ROBIN ENERGY LTD.

Section 1.2 The purpose of the Company is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

Section 1.3 The Company shall have every power which a corporation now or hereafter organized under the BCA may have.

Section 1.4 The name and address of the incorporator is:

Name:	Address
Majuro Nominees Ltd.	P.O. Box 1405 Majuro Marshall Islands

ARTICLE II

REGISTERED ADDRESS AND REGISTERED AGENT

Section 2.1 The registered address of the Company in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Company’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE III

CAPITAL STOCK

Section 3.1 The aggregate number of shares of stock that the Company is authorized to issue is four billion (4,000,000,000) registered shares, of which:

(a)	three billion nine hundred million (3,900,000,000) shall be designated common shares with a par value of U.S. $0.001 per share; and

(b)
One hundred million (100,000,000) shall be designated preferred shares with a par value of U.S.$0.001 per share. The Board of Directors of the Company (the “Board”) shall have the authority to issue from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board providing for the issuance of such preferred shares.

Section 3.2 No holder of shares of the Company of any class, now or hereafter authorized, shall have any preemptive rights to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company. However, the Board may issue or dispose of any unissued or treasury shares, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.1 The Board of the Company shall be constituted and amended as follows:

(a)
The number of directors constituting the entire Board shall be not less than one, as fixed from time to time by the vote of not less than two-thirds (2/3rd) of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. The phrase “two-thirds (2/3rd) of the entire Board” as used in these Articles of Incorporation shall be deemed to refer to two-thirds (2/3rd) of the number of directors constituting the Board as provided in or pursuant to this Section 4.1(a), without regard to any vacancies then existing.

(b)
At any time that the Board is comprised of at least three members, the Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the Board is comprised of three or more members, the Board shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of shareholders held after the Board is comprised of three or more members, the term of office of the second class to expire at the second annual meeting of shareholders held after the Board is comprised of three or more members and the term of office of the third class to expire at the third annual meeting of shareholders held after the Board is comprised of three or more members. Commencing with the first annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class, if any, as the directors whom they succeed, and each of them shall hold office until the next annual meeting of shareholders (assuming the Board is not classified) or the third succeeding annual meeting of shareholders if the Board is then classified, and until such director’s successor is elected and has qualified. No change in the date of any annual meeting shall shorten the term of any incumbent director. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

(c)
Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Company (the “Bylaws”) (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), any director or the entire Board may be removed at any time, (i) for cause by the affirmative vote of a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon (considered for this purpose as one class) or by the affirmative vote of a majority of the members of the Board or (ii) without cause by the affirmative vote of a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, considered for this purpose as one class (or by written consent in accordance with Section 7.1). Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to remove directors.

(d)
Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(e)
Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), the affirmative vote of two-thirds (2/3rd) or more of the total number of votes eligible to be cast by holders of shares entitled to vote in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Section 4.1.

Section 4.2 The Bylaws may be amended, repealed or adopted by action of the Board, pursuant to the provisions of the Company’s bylaws as in effect at such time. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by holders of shares entitled to vote in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Section 4.2.

ARTICLE V

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

Section 5.1 The following provisions shall govern any Business Combination with any Interested Shareholder.

(a)
The Company may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

(1)	prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

(2)
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the Voting Stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of Voting Stock outstanding those shares or equity interests owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares or equity interests held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds (2/3rd) of the outstanding Voting Stock that is not owned by the Interested Shareholder.

(b)	The restrictions contained in this Article V shall not apply if:

(1)
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares or equity interests so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(A)	a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Company is required);

(B)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding common shares of the Company; or

(C)	a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding common shares of the Company.

The Company shall give not less than twenty (20) days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this paragraph.

(c)	For the purpose of this Article V only, the term:

(1)	“affiliate” means a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)
“associate”, when used to indicate a relationship with any person, means: (i) any corporation, company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of fifteen percent (15%) or more of any class of Voting Stock; (ii) any trust or other estate in which such person has at least a fifteen percent (15)% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)	“Business Combination”, when used in reference to the Company and any Interested Shareholder of the Company, means:

(i)
Any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, company, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

(ii)
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding common shares of the Company;

(iii)
Any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Company solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Company; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

(iv)
Any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)
Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Company or any direct or indirect majority-owned subsidiary.

(4)
“control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract or otherwise. A person who is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of any corporation, company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)
“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Company, or (ii) is an affiliate or associate of the Company and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of Voting Stock of the Company, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the Voting Stock of the Company deemed to be outstanding shall include Voting Stock deemed to be owned by the person through application of paragraph 6 below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding the foregoing, Petros Panagiotidis, his affiliates and associates shall not be considered an Interested Shareholder.

(6)	“owner”, including the terms “own” and “owned”, when used with respect to any shares or equity interests, means a person that individually or with or through any of its affiliates or associates:

(i)	Beneficially owns such shares or equity interests, directly or indirectly; or

(ii)
Has (A) the right to acquire such shares or equity interests (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares or equity interests tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares or equity interests are accepted for purchase or exchange; or (B) the right to vote such shares or equity interests pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares or equity interests because of such person’s right to vote such shares or equity interests if the agreement, arrangement or understanding to vote such shares or equity interests arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)
Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares or equity interests with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares or equity interests.

(7)	“person” means any individual, corporation, company, partnership, unincorporated association or other entity.

(8)
“Voting Stock” means, with respect to any corporation or company, shares of any class or series entitled to vote in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote in the election of the governing body of such entity.

(d)
Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), the affirmative vote of two-thirds (2/3rd) or more of the total number of votes eligible to be cast by holders of shares entitled to vote in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article V.

ARTICLE VI

QUORUM

Section 6.1 At all meetings of shareholders of the Company, the number of shares of capital stock issued and outstanding and entitled to vote thereat, present either in person or represented by proxy, which is provided in the Bylaws shall be requisite and shall constitute a quorum. If less than a quorum is present, a majority of the total number of votes represented by those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

ARTICLE VII

SHAREHOLDER WRITTEN ACTION

Section 7.1 To the fullest extent permitted by applicable law, any action required or permitted by the BCA to be taken at a meeting of shareholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. An electronic transmission consenting to an action to be taken and transmitted by a shareholder or proxyholder, or by a person or persons authorized to act for a shareholder or proxyholder, shall be deemed to be written and signed for the purposes of this Section, provided that any such electronic transmission sets forth or is delivered with information from which the Company can determine (a) that the electronic transmission was transmitted by the shareholder or proxyholder or by a person or persons authorized to act for the shareholder or proxyholder and (b) the date on which such shareholder or proxyholder or authorized person or persons transmitted such electronic transmission.

ARTICLE VIII

DIRECTOR LIABILITY; INDEMNIFICATION

Section 8.1 No director shall be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. Any repeal or modification of this Article VIII shall not adversely affect any rights or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 8.2 Any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the BCA. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Company shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Company hereunder existing immediately prior the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 8.3 The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Company or is or was serving at the request of the Company as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of these Articles of Incorporation.